Contact: W. Harold Parker, Jr.	      Phone Number:  (919) 683-7631



FOR IMMEDIATE RELEASE	                August 17, 1994

GRAHAM SAVINGS DEPOSITORS TO GET AN ADDITIONAL $1,000,000

  Graham, NC - Maurice Koury and Cary Allred, two depositors of Graham Savings Bank, along with CCB Financial Corporation and Graham Savings Bank, announced today that CCB and Graham Savings have agreed to pay an additional amount of approximately $1,000,000 to the depositors of Graham Savings Bank who were on record July 31, 1993, and that all legal actions will be terminated.

  CCB and Graham Savings have agreed to pay depositors a third interest bonus payment in 1995. Also, the interest bonus payment due this year will be made regardless of average daily balance since the first bonus interest payment. Graham Savings Bank depositors of record on July 31, 1993 received a 1.25% bonus in October, 1993 and now will receive a 1% bonus in October, 1994 and an additional 1% bonus in October, 1995 regardless of whether they kept the same balance in accounts as of July 31, 1993.

  Cary Allred said, "The additional guaranteed payments, regardless of average daily balance, are a tremendous improvement for depositors and brings to over $3,000,000 in direct benefits to Graham Savings Bank depositors through the efforts of Maurice Koury and myself."

  Also, a new Community Benefits Committee will be established to distribute the remainder of $1,000,000, set aside in last year's merger agreement to be donated to community non-profit groups over five years. Koury, Allred and another depositor will work with three Graham Savings Bank Directors to distribute the funds.

  Maurice Koury stated that he is "gratified to see the Graham
Savings depositors receive this additional benefit from the merger. We now look forward to a progressive CCB-Graham Savings partnership in the community."

  "This breakthrough will benefit the depositors, the Graham community and CCB shareholders. Now we can really focus on the future," said Ernest C. Roessler, CCB President and Chief
Executive Officer.  Roessler also stated that Koury and Allred will

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not receive any more benefit than any other depositor and that the additional $1,000,000 given to depositors will come from funds established by Graham Savings Board of Directors.

  All three bonus payments will total 3.25% in additional interest paid on the funds which each Graham Savings customer had on deposit as of July 31, 1993.

  "Throughout this very expensive and time-consuming legal process, Mr. Koury and I have tried to do our best for Graham
Savings depositors under the circumstances and hope they will be pleased with our results," stated Cary Allred.




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